Dear Fellow Shareholders:

We hope this letter finds you well. Fiscal 2001 was certainly a year we will never forget. At 9am on September 11, 2001, the Directors of Hemagen had assembled in a conference room at the Corporate Headquarters in Columbia, Maryland for what we thought would be a normal board meeting. We could never have imagined that by the time that meeting ended, the world, as we knew it had changed forever.

On behalf of all of us at Hemagen, we wish to express our deepest sympathy to those affected by the tragic attacks that took place against our great nation that day. Our heartfelt thoughts and prayers go out to all who have suffered the loss of loved ones and friends. Our genuine thanks and appreciation goes out to the men and women who responded and continue to help in the relief efforts.

On a brighter note, over the past year we have made substantial strides in improving the performance of the Company and in positioning the Company to achieve the goals we have set for it. We are beginning to see the benefits of initiatives commenced and/or completed in our first two years at Hemagen.

Originally, when we launched the consent solicitation in July 1999, it was because we believed that Hemagen’s products were superior in both quality and value, and that Hemagen’s ability to develop and manufacture new and innovative products gave it a competitive advantage. We also felt that Hemagen was undervalued due to its inability to market its products properly. Our two years at Hemagen have confirmed those beliefs more so than ever. As we begin to develop new market awareness for our products, we will continue to explore the appropriate channels to expose our products more efficiently to create better market awareness.

Since assuming management control of Hemagen on October 1, 1999, we have repeatedly stated our long-term goals of building shareholder value and positioning the company for sustained profitability. These goals continue to guide our every decision and remain our sole focus.

Last Year’s Letter to Shareholders:

In last year’s letter to shareholders, we stated that Fiscal 2000 was a year of consolidation and expense reduction. It was a year of setting the foundation for the future and executing the completion of several initiatives begun in fiscal 2000. We believe that the fiscal 2001 financial results demonstrate that the foundation is in place for future growth. Last year we identified three critical areas of focus and are pleased to report on them.

First, we said we would improve the financial aspects of the business in order to generate positive cash flow, and continue to reduce costs. We are pleased to report the company’s progress in this regard:

  The company’s gross margins improved in fiscal 2001 to 31% compared to 13% in fiscal 2000. Much of the improvement in gross margins resulted from the consolidation of operations, and better utilization of inventory.

  In April 2001, the Company completed the closure of its Waltham, Massachusetts's facility and the relocation of its Waltham-based product lines to the Company’s Columbia, Maryland headquarters. The savings we experienced during the partial year were offset by the expenses associated with the closure. Going forward, this consolidation is expected to result in significant reductions in rent, warehouse utility and personnel expenses.

  The leverage of the Company improved in fiscal 2001. For example, in November 2000, we renegotiated a note owed to Dade Behring, Inc., that allowed us to pay $397,000 that was owed to Dade for the purchase of the Analyst® over a two year period with a balloon payment of approximately $134,000 being due on November 15, 2002.

  We focused on improving working capital management by reducing inventories, better managing cash, and exercising tight control over all general expenditures. At September 30, 2001, Hemagen had $672,000 of cash on hand, working capital of $3,937,000 and a current ratio of 3.0 to 1.0. At the prior fiscal year end, the Company had working capital of $3,451,000 and a current ratio of 1.8 to 1.

  We eliminated a significant financial hurdle when we received an unqualified auditor’s opinion for the fiscal year ended September 30, 2000. As you may recall, the original independent auditors’ report on the September 30, 2000 financial statements contained a “going-concern” opinion. We initiated a re-audit of the September 30, 2000 financial statements that resulted in an “unqualified” opinion in the revised independent auditors’ report for the year ended September 30, 2000. The importance of the re-audit was to remove any doubt as to the Company’s going concern status and our ability to fund operations internally.

Second, we said we would focus on Sales and Marketing by increasing our core sales, increasing sales to blood banks, exploring the distribution of complementary products through our established distribution channels, and launching our Panels Plus® rotor for use on the Analyst® in the human clinical market. In examining our top line revenues, you will see that we have replaced sales of discontinued low margin products with increased sales of core products. For example, sales to Roche Diagnostics, Inc., pursuant to the December 1999 supply agreement, increased by approximately $800,000 over the previous year. We expect to continue to expand the current product offering under that supply agreement by introducing new products in the upcoming year. As part of our research and development initiatives, we are expanding our product offering to the blood banks. In July 2001, we announced the completion and clearance of our Panels Plus® rotor by the FDA.

Third, we said we would complete a significant product development project by finalizing the development of a diagnostic test kit that identifies an AIDS marker that was identified by one of the co-discoverers of the HIV virus. In addition we set goals to complete clinical trials of new blood bank products, launch our Beta-2 Glycoprotein I test kit, and develop other proprietary tests for use on the Analyst®.

  Hemagen’s ability to develop new and innovative products that will significantly impact the health and well being of the general population has brought it together with world-renowned scientists. In May 2001, we completed the development of a diagnostic test kit that identifies an AIDS marker that is believed to identify progressors vs. non-progressors in HIV patients, with one of the co-discoverers of the HIV virus.

  We expect to begin clinical trials on one of our new blood bank products in fiscal 2002, and are in discussions with other organizations for collaborations.

  We expect to launch our Beta–2 Glycoprotein I test shortly, and continue to research other proprietary tests for use on the Analyst®.

Most of the activities of fiscal 2001 were based on improving the profitability of our current sales base, completing the consolidation of operations commenced in fiscal 2000, and focusing on the three initiatives outlined above.

Looking ahead:

Fiscal year 2001 has been a very busy year and one of significant accomplishment for Hemagen. We remain dedicated to our long-term goals of building shareholder value and positioning the Company for sustained profitability. We remain confident and committed to becoming a major force in our field. Hemagen’s products are proven, reliable and used in many of the largest and most reputable laboratories, hospitals and blood banks around the world. Our goals for the upcoming year include:

  Increasing sales volumes through our current distribution and expanding our distribution channels. To those ends, we are currently pursuing several significant opportunities and are confident in the Company’s ability to succeed in realizing these and other opportunities.

  Expanding our product offering, and

  Evaluating and making strategic acquisitions that improve our product offering, our profitability, and our facilities utilization. Thus, further increasing our manufacturing efficiencies by driving more business through our current operations.

The achievements of 2001 were the result of a tremendous effort on the part of the entire Hemagen organization. We applaud the efforts and dedication of our employees. We will continue to set goals for the company and will work diligently to achieve them. We look forward with excitement and enthusiasm at the Company’s prospects. Most importantly, we appreciate the continued support of our loyal customers and shareholders.

We pray for peace and God's Blessing on America and the world.

Sincerely,

Jerry L. Ruyan Chairman & CEO	William P. Hales President & COO